Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-288784, 333-284229 and 333-282456), Form S-3MEF (File No. 333-294074) and Form S-8 (File No. 333-282455) of our report dated March 31, 2025 (except for the effects of the reverse stock-split described in Note 1, as to which the date is August 15, 2025), with respect to the consolidated financial statements of Calidi Biotherapeutics, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Costa Mesa, California

March 27, 2026